                                                Exhibit 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-274603, 333-274791 and 333-279220) of WK Kellogg Co of our report dated February 25, 2025, except with respect to the effects of the restatement and revision discussed in Note 1 to the consolidated financial statements and the matter described in the penultimate paragraph of Management’s Annual Report on Internal Controls over Financial Reporting, as to which the date is August 7, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Amendment No. 1 on Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
Detroit, Michigan
August 7, 2025